UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Apogee Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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221 Crescent St., Building 17, Suite 102(b) Waltham, MA 02453

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Apogee Therapeutics:

This proxy statement supplement, dated May 28, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Apogee Therapeutics, Inc. (the “Company”), dated April 24, 2024 (the “Proxy Statement”), for the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 5, 2024. This Supplement has been prepared to provide the Company’s stockholders with information regarding the appointment of a new director subsequent to the filing of the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Appointment of Lisa Bollinger as a Class II Director

On May 24, 2024, the Board increased the size of the Board from eight to nine members and elected Lisa L. Bollinger, M.D. to serve as a Class II director of the Company, to hold office until the Company’s 2025 Annual Meeting of Stockholders and until her successor is duly elected and qualified, effective May 28, 2024. The Board also appointed Dr. Bollinger to serve as a member of the Nominating and Corporate Governance Committee of the Board.

Dr. Bollinger, age 60, is a pediatric trained physician with over 30 years of experience in drug development, including senior level positions at the U.S. Food and Drug Administration and multinational biotechnology and pharmaceutical companies in both regulatory affairs and pharmacovigilance. She most recently served as the Vice President, Regulatory Affairs, Global Regulatory Affairs and Clinical Safety of Merck & Co., Inc. (NYSE: MRK), a multinational biopharmaceutical company, from March 2021 to May 2024. Before joining Merck, Dr. Bollinger held various positions of increasing responsibility at Amgen Inc. (Nasdaq: AMGN), a multinational biotechnology company, from September 2012 to March 2021, most recently serving as its Vice President of Global Patient Safety & Pediatrics, and Labeling Global Regulatory Affairs & Safety, Research and Development, from September 2018 to March 2021. Prior to Amgen, Dr. Bollinger held various positions of increasing responsibility at the U.S. Food and Drug Administration from September 1998 to July 2012, most recently serving as Associate Director, Office of New Drugs, Center for Drug Evaluation and Research. Dr. Bollinger received a B.S. in Physiology from the University of California, Davis, an M.D. from Uniformed Services University of the Health Sciences F. Edward Hebert School of Medicine and completed her residency in pediatrics at the University of California Davis Medical Center.

The Board believes Dr. Bollinger is qualified to serve on the Board because of her extensive drug development and regulatory experience in the biopharmaceutical industry.

In connection with her appointment to the Board, Dr. Bollinger is expected to enter into the Company’s standard form of indemnification agreement. Dr. Bollinger will be eligible to receive cash and equity compensation in accordance the Company’s director compensation policy as generally described under the “Director Compensation—Director Compensation Policy” section in the Proxy Statement.

There are no arrangements or understandings between Dr. Bollinger and any other person pursuant to which she was selected as a director of the Company. There are no family relationships between Dr. Bollinger and any of the executive officers or directors of the Company. There is no information that is required to be disclosed with respect to Dr. Bollinger pursuant to Item 404(a) of Regulation S-K.

The Board affirmatively determined that Dr. Bollinger qualifies as an “independent director” as defined by the Nasdaq listing rules. Following Dr. Bollinger’s election, eight out of the Company’s nine directors have been determined to qualify as independent directors.

As of May 28, 2024, Dr. Bollinger did not beneficially own any equity interests of the Company.

Voting Matters

You are not being asked to vote on or ratify the election of Dr. Bollinger at the Annual Meeting. Dr. Bollinger, as a Class II director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal 1: Election of Directors included in the Proxy Statement.

Except as specifically supplemented by the information contained herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement, together with this Supplement, have been filed with the Securities and Exchange Commission and are also available at www.proxyvote.com.

Please note that any proxy card or voting instruction form that you may have received has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

/s/ Matt Batters

Matt Batters
Corporate Secretary

Waltham, Massachusetts
May 28, 2024

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